UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                           DataTrak International Inc.
                         -------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                         ------------------------------
                         (Title of Class of Securities)

                                    238134100
                                  -------------
                                 (CUSIP Number)

                                 January 7, 2002
             -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 10 pages)

SCHEDULE 13G
DataTrak International Inc.

CUSIP No. 238134100

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Kyle Krueger
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
-------------------------------------------------------------------------------
    3       SEC USE ONLY
-------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
-------------------------------------------------------------------------------
      NUMBER OF            5    SOLE VOTING POWER
        SHARES                                                 0
     BENEFICIALLY         -----------------------------------------------------
       OWNED BY             6      SHARED VOTING POWER
         EACH                                            337,219
      REPORTING           -----------------------------------------------------
        PERSON              7      SOLE DISPOSITIVE POWER
         WITH                                                  0
                          -----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER
                                                         337,219
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         337,219
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                            6.5%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                      IN


                              (Page 2 of 10 pages)

SCHEDULE 13G
DataTrak International Inc.

CUSIP No. 238134100
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Ann Krueger
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                                          0
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                                     337,219
      REPORTING         --------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                                           0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                                  337,219
         -----------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  337,219
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          6.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                      IN


                              (Page 3 of 10 pages)

SCHEDULE 13G
DataTrak International Inc.

CUSIP No. 238134100
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Apollo Capital Management Group, L.P.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION
                    Delaware
-------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                                          0
     BENEFICIALLY       -------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                                     292,025
      REPORTING         -------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                                           0
                        -------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                                  292,025
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  292,025
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                     5.6%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                       CO



                              (Page 4 of 10 pages)

SCHEDULE 13G
DataTrak International Inc.

CUSIP No. 238134100
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Apollo Capital Corp.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION
                    Delaware
-------------------------------------------------------------------------------
      NUMBER OF         5    SOLE VOTING POWER
        SHARES                                                          0
     BENEFICIALLY       -------------------------------------------------------
       OWNED BY         6      SHARED VOTING POWER
         EACH                                                     292,025
      REPORTING         -------------------------------------------------------
        PERSON          7      SOLE DISPOSITIVE POWER
         WITH                                                           0
                        -------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                                                  292,025
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  292,025
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                     5.6%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                       CO


                              (Page 5 of 10 pages)

NOTE: Issuer reported 3,291,322 shares of common stock, no par value ("Common Stock"), outstanding in its Quarterly Report on Form 10-Q dated November 13, 2001, and reported the issuance through a private placement of an additional 1,900,000 shares of Common stock in its Current Report on Form 8-K dated January 8, 2002.

Item 1(a).  Name of Issuer:

            DataTrak International Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            20600 Chagrin Boulevard, Suite 1050
            Cleveland, Ohio  44122

Item 2(a).  Name of Person Filing:

            This statement is filed by:

            (A) Kyle Krueger ("Kyle") with respect to the shares of Common Stock of DataTrak International Inc. (the "Company") (a) registered in the name of Kyle and Ann Krueger, as joint tenants by the entirety, (b) also beneficially owned by Bayshore Capital Corp., a Delaware corporation ("Bayshore"), of which Kyle is a director, officer and stockholder, and (c) also beneficially owned by Apollo Capital Corp., a Delaware Corporation ("Apollo"), of which Kyle is a director, officer and stockholder.

            (B) Ann Krueger ("Ann"), with respect to the shares of Common Stock of the Company (a) registered in the name of Kyle and Ann, as joint tenants by the entirety, (b) also beneficially owned by Bayshore, of which Ann is a director, officer and shareholder, and (c) also beneficially owned by Apollo, of which Ann is a director, officer and shareholder.

            (C) Apollo, with respect to the shares of Common Stock of the Company directly owned by Apollo Capital Management Group, L.P., a Delaware limited Partnership ("ACMG"), for which Apollo serves as the general partner.

            (D) ACMG with respect to shares of Common Stock of the Company directly owned by it.

            Apollo beneficially owns all of the 292,025 shares of Common Stock of the Company directly owned by ACMG, for which Apollo serves as the general partner. Bayshore beneficially owns all of the 15,900 shares of Common Stock of the Company directly owned by Apollo MicroCap Partners, L.P., a Delaware limited partnership for which Bayshore serves as the general partner.

            Kyle, Ann, Apollo and ACMG are hereinafter collectively referred to as the "Reporting Persons."

                              (Page 6 of 10 pages)

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of the Reporting Persons is:
                         150 Second Avenue North, Suite 860
                         St. Petersburg, Florida  33701

Item 2(c).   Citizenship:

             Each of Kyle and Ann is a citizen of the United States of America. Apollo is a corporation organized under the laws of the State of Delaware and ACMG is a limited partnership organized under the laws of the State of Delaware.

Item 2(d).   Title of Class of Securities:

             Common stock, no par value

Item 2(e).   CUSIP Number:  238134100

Item 3.      If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
             (c), check whether the person is a:


     (a)  Broker or dealer registered under Section 15 of the Exchange Act,

     (b)  Bank as defined in Section 3(a)(6) of the Exchange Act,

     (c)  Insurance Company as defined in Section 3(a)(19) of the Exchange Act,

     (d) Investment Company registered under Section 8 of the Investment Company Act,

     (e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

     (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

     (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

     (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     A.  Kyle
         (a)  Amount beneficially owned:   337,219
         (b)  Percent of class:     6.5%
         (c)  (i)   Sole power to vote or direct the vote:                    0
              (ii)  Shared power to vote or direct the vote:            337,219
              (iii) Sole power to dispose or direct the disposition:          0
              (iv)  Shared power to dispose or direct the disposition:  337,219

                              (Page 7 of 10 pages)

     B.  Ann
         (a)  Amount beneficially owned:   337,219
         (b)  Percent of class:      6.5%
         (c)  (i)   Sole power to vote or direct the vote:                    0
              (ii)  Shared power to vote or direct the vote:            337,219
              (iii) Sole power to dispose or direct the disposition:          0
              (iv)  Shared power to dispose or direct the disposition:  337,219

     C.  Apollo

         (a)  Amount beneficially owned:   292,025
         (b)  Percent of class:      5.6%
         (c)  (i)   Sole power to vote or direct the vote:                    0
              (ii)  Shared power to vote or direct the vote:            292,025
              (iii) Sole power to dispose or direct the disposition:          0
              (iv)  Shared power to dispose or direct the disposition:  292,025

     D.  ACMG

         (a)  Amount beneficially owned:   292,025
         (b)  Percent of class:      5.6%
         (c)  (i)   Sole power to vote or direct the vote:                    0
              (ii)  Shared power to vote or direct the vote:            292,025
              (iii) Sole power to dispose or direct the disposition:          0
              (iv)  Shared power to dispose or direct the disposition:  292,025

Item 5.  Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         n.a.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         n.a.

Item 8.  Identification and Classification of Members of the Group.

         n.a.

Item 9.  Notice of Dissolution of Group.

         n.a.

Item 10. Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              (Page 8 of 10 pages)

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 16, 2002

                               /s/ Kyle Krueger
                               -------------------------------
                               Kyle Krueger



                               /s/Ann Krueger
                               ----------------------------
                               Ann Krueger

                               Apollo Capital Management Group, L.P.
                               By Apollo Capital Corp., its General Partner
                               /s/ Kyle Krueger
                               -------------------------------
                               By:  Kyle Krueger
                               Title:  President


                               Apollo Capital Corp.
                               /s/ Kyle Krueger
                               -------------------------------
                               By:  Kyle Krueger
                               Title:  President




                              (Page 9 of 10 pages)

                                  EXHIBIT INDEX
                                  -------------
Exhibits

     1. Joint Filing Agreement, dated January 16, 2002, between Kyle, Ann, Apollo and ACMG.

















                              (Page 10 of 10 pages)